MORGAN STANLEY ETF-MAP INDEX SUPPLEMENT        Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 19, 2014)   Registration Statement No. 333-200365

                    GLOBAL MEDIUM-TERM SECURITIES, SERIES F
                               Senior Securities
                               -----------------
                    Morgan Stanley ETF-MAP Index Information
                               -----------------
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Investing in the securities involves risks not associated with an investment in ordinary debt securities. See []Risk Factors" beginning on page IS-10 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other

                                 MORGAN STANLEY
April 21, 2015

Table of Contents

Summary of the Morgan Stanley ETF-MAP Index  IS-3
Risk Factors                                IS-10
Description of Index Methodology            IS-14

We, Morgan Stanley, may from time to time offer and sell securities linked to the Morgan Stanley ETF-MAP Index (the []Index") or to a weighted basket of components that includes the Index. This index supplement describes the Index to which the securities may be linked, as well as related matters concerning the fact that an affiliate of Morgan Stanley is both the sponsor and publisher of the Index. Additional terms that will generally apply to the securities are described in the accompanying product supplement or preliminary pricing supplement.

This index supplement supplements the terms described in the accompanying product supplement or preliminary pricing supplement and the accompanying prospectus. Separate preliminary terms or a separate pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the description of the Index specified below. If the terms described in the relevant preliminary terms or pricing supplement are inconsistent with those described herein or in any accompanying product supplement or the accompanying prospectus, the terms described in the relevant preliminary terms or pricing supplement will control. In addition, if this index supplement and any accompanying product supplement contains information relating to the Index to which the securities are linked, the information contained in the document with the most recent date will control.

Summary of the Morgan Stanley ETF-MAP Index

 The Morgan Stanley ETF-MAP Index (the "Index") has  been developed by and is calculated, published and rebalanced by MS and Co. LLC. ETF-MAP stands for
"Exchange-Traded Fund -- Multi-Asset Portfolio." The Index is a rules-based quantitative strategy (the "Index Methodology") which uses modern portfolio theory principles and the related concept of efficient frontier to attempt to maximize returns for a given level of risk. Its components consist of
U.S.-listed exchange traded funds ("ETFs") representing U.S. and non-U.S.
equities, fixed income securities, commodities and cash (the "Index
Components"). The Index is calculated on an excess return basis, and therefore its level is determined by the weighted return of the optimized portfolio of
Index Components (the "Asset Portfolio") reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

    At each Monthly Rebalancing, the Index Methodology determines the optimal weightings of each component in the Asset Portfolio by analyzing historical returns and volatility for each Index Component and the historical correlation between each pair of components. In particular, the Index

Methodology seeks to determine the Asset Portfolio that had the maximum historical return with 5% annualized volatility during the prior 60-business day period. The exposure of the Index to each market sector and the weighting of each Index Component are subject to limits as outlined below.

    In addition, there is a Daily Allocation, based on a 5% volatility target
(the []Volatility Target"), between the Asset Portfolio and cash.(1)
Accordingly, the exposure to the Asset Portfolio will be monitored and adjusted so that it generally equals the Volatility Target divided by the Realized
Volatility (as defined below) of the Asset Portfolio. The amount of the reduction in the exposure to the Asset Portfolio will be allocated to cash. The sum of allocations to the Asset Portfolio and cash will not exceed 100%.

    A servicing cost of 0.50% per annum, calculated on a daily basis, and rebalancing costs of 0.03% per rebalance are deducted when calculating the performance of the Index. The rebalancing costs will apply to all Monthly
Rebalancings and Daily Allocations, but only to the non-cash portion of the
Asset Portfolio that is actually rebalanced.

(1) Volatility is a market standard statistical measure of the magnitude and frequency of price changes of a financial asset over a period of time, used by the market to assess the riskiness of the asset. There is no guarantee that the
Index will achieve this Volatility Target level and the actual volatility of the Index shown in the retrospectively simulated historical data has often exceeded 5%. In addition, as the Index is long-only and will not use leverage, it may not be possible to achieve the Volatility Target during periods of very low volatility.

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Key features of the Index include:

[]    A  rules-based,  quantitative  approach  weights  the  Index Components to determine  the  Asset Portfolio with the maximum historical return with 5%
      volatility.

[]    Liquid,   price-transparent   Index   Components   comprised  entirely  of
      U.S.-listed  ETFs  in U.S. and non-U.S. equities, fixed income securities, commodities, and cash.

[]    A  Daily Allocation based on a 5% Volatility Target attempts to reduce the impact  of  price fluctuations on the value of the Index and guard against market volatility.

[]    An  Index  Level  that  equals  the  weighted  total  return  of the Asset
      Portfolio, including reinvested dividends, and

cash  and, because this is an []excess return" index, subtracts the return on an equivalent cash investment receiving the Federal Funds rate.

[]    The  Index  Level  is  calculated daily by Morgan Stanley and Co. LLC (the
      "Calculation Agent") and published on Bloomberg.

[]    The  Index  is  sponsored  by  Morgan  Stanley  and  Co.  LLC  (the "Index
      Sponsor").

Performance in the tables and graphs below is simulated from January 2, 2003 until March 11, 2012 and actual from March 12, 2012 (the inception date of the
Index) onward.

Simulated and Actual Index Performance

The inception date for the Index was March 12, 2012. The performance of the
Index prior to March 12, 2012 is a hypothetical retrospective simulation calculated by Morgan Stanley and Co. LLC, using the same methodology as is currently employed for calculating the Index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. In addition, certain ETFs included in the
Index Components existed for only a portion of the period for which Morgan
Stanley and Co. LLC has calculated hypothetical retrospective values. For any period during which data for one or more ETFs did not exist, the historical simulation is based on the value of each ETF's benchmark index less the relevant ETF's current expense ratio. Therefore, information of the Index prior to March 12, 2012 is hypothetical only and does not reflect actual historical performance.

Investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to March 12, 2012.
Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the
Index as an indication of its future performance.

Index Returns Graph: Change in Index Level Index Volatility Graph: 12-Month Rolling Volatility Index
[GRAPHIC OMITTED]                          [GRAPHIC OMITTED]
Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter. See Page IS-6 []Use of Simulated Returns".

Index Returns(1)                                                                               []       []
----------------------- --------- ----- ---- ---- ----- ---- ----- ---- ----- ----- ---- ----- --- ---- --- -------
                        1/2/2003-
                        3/31/2015 2003  2004 2005 2006  2007 2008  2009 2010  2011  2012 2013      2014     2015(1)
----------------------- --------- ----- ---- ---- ----- ---- ----- ---- ----- ----- ---- ----- --- ---- --- -------
Returns                   7.4%    21.3% 9.7% 3.2% 14.5% 8.6% -3.0% 4.7% 14.1% 11.6% 3.6% -2.2%     4.5%     2.4%
----------------------- --------- ----- ---- ---- ----- ---- ----- ---- ----- ----- ---- ----- --- ---- --- -------
Volatility (annualized)   5.6%    5.9%  5.6% 5.8% 5.3%  6.1% 5.6%  5.1% 5.6%  6.0%  5.2% 5.7%      5.4%     5.8%
----------------------- --------- ----- ---- ---- ----- ---- ----- ---- ----- ----- ---- ----- --- ---- --- -------
Returns/Volatility        1.31     3.62 1.73 0.56  2.71 1.40 -0.53 0.92  2.51  1.94 0.69 -0.38     0.84     0.41
----------------------- --------- ----- ---- ---- ----- ---- ----- ---- ----- ----- ---- ----- --- ---- --- -------

Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter.
1 All returns except year-to-date 2015 returns are annualized.

Use of Simulated Returns

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between January 2, 2003 and March 11, 2012, prior to its actual existence. The results obtained from such []back-testing" should not be considered indicative of the actual results that might be obtained from an investment in the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that securities linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.
Actual results will vary, perhaps materially, from the simulated returns presented in this index supplement. Because certain ETFs included in the Index
Components existed for only a portion of the back-tested period, substitute data has been used for portions of the simulation. Wherever data for one or more ETFs did not exist, the simulation has included the value of each ETF's benchmark index less the relevant current expense ratio. The purpose of this data substitution is to replicate as nearly as possible the returns that would have been expected had the ETF existed and tracked its relevant benchmark index.

Simulated and Actual Return, Risk and Allocation Data

Morgan Stanley ETF-MAP Index vs. Major Benchmark Indices
[GRAPHIC OMITTED]

Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter. See Page IS-6 []Use of Simulated Returns".

Index Returns

                                                                                                          Dow Jones-UBS
                                    Morgan Stanley SandP 500 Index  Barclays Aggregate   MSCI World Index Commodity Index
                                    ETF-MAP Index  (Excess Return) Index (Excess Return)  (Excess Return) (Excess Return)
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
12 Month Return(1)
                                         7.82%         12.62%              5.61%               6.57%           -27.06%
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
3 Year Return(2) (Annualized)
                                         2.07%         15.97%              2.98%              12.81%           -11.56%
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
5 Year Return(3) (Annualized)
                                         6.64%         14.32%              4.28%              10.60%           -5.78%
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
Full Period Return(4) (Annualized)
                                         7.37%          7.49%              3.14%               7.66%           -1.15%
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
Full Period Volatility (Annualized)      5.63%         19.46%              3.76%              16.74%           17.68%
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
Full Period Sharpe Ratio                  1.31           0.39               0.84                0.46            -0.07
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------
Maximum Yearly Drawdown(5)
                                         -9.4%          -52.0%              -5.7%              -55.3%          -57.1%
----------------------------------- -------------- --------------- --------------------- ---------------- ---------------

1 Returns for the Index are from March 31, 2014 to March 31, 2015.
2 Returns for the Index are from March 31, 2012 to March 31, 2015.
3 Returns for the Index are from March 31, 2010 to March 31, 2015 including simulated returns from March 31, 2010 to March 11, 2012 and actual returns thereafter.
4 Returns for the Index are from January 2, 2003 to March 31, 2015 including simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter.
5 Maximum peak-to-trough decline over rolling 12-month periods.

The chart below illustrates the Index allocations among sectors during the period January 2003 through March 2015. Data for the []cash" weighting represent that portion of the Asset Portfolio that is allocated to cash upon each Monthly Rebalance, and does not reflect the Daily Allocation feature.

Index Quarterly Asset Allocations
[GRAPHIC OMITTED]
Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter. See Page IS-6 []Use of Simulated Returns".

The graph below compares the returns of the Index against the fixed-weight basket of the Index Components (the []Fixed Weight Basket"). While the Index
adjusts for both volatility and optimization, the []Fixed Weight Basket (ER)"
represents the excess return of the Fixed Weight Basket over the return of an equal cash investment. The Fixed Weight Basket has a static weight of each
Index Component equal to its average weighting in the Asset Portfolio during the calculation period.

Index vs. Fixed-Weight Basket
[GRAPHIC OMITTED]
Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter. See Page IS-6 []Use of Simulated Returns".

The chart below illustrates the "Sharpe Ratio", based on annualized returns and annualized volatility, of the Index and each possible Index Component during the period January 2, 2003 to March 31, 2015. The Sharpe Ratio is
generally defined as the excess of the return on an asset over a risk-free return, reflecting the Federal Funds rate, divided by the volatility of the return on the asset. In general, a higher Sharpe Ratio illustrates greater returns per each unit of risk assumed. In the chart, the Index and the "cash"
Index Component are the only investment options whose Sharpe Ratio is greater than one. There can be no guarantee that the returns, volatility or Sharpe
Ratio of the Index or the Index Components will continue to demonstrate the relationships demonstrated below, and in the future the Sharpe Ratio of any or all of the Index Components may exceed the Sharpe Ratio of the Index.

Morgan Stanley ETF-MAP Index Sharpe Ratio vs. Individual Index Component Sharpe
Ratio
[GRAPHIC OMITTED]
Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter. See Page IS-6 "Use of Simulated Returns".

Risk Factors

The following is a non-exhaustive list of certain key risk factors related to the Index and for investors in securities linked to the Index. For further discussion of these and other risks, you should read the relevant pricing supplement and prospectus or offering documents. You should also consult with your investment, legal, tax, accounting and other advisors in connection with the Index and any instrument linked to the Index.

[] Low Volatility in the Index Is Not Synonymous with Low Risk in an Investment
Linked to the Index. For example, even if the volatility of the Index was in line with the Volatility Target, the Index Level may decrease over time, which may result in a loss, and possibly a significant loss, on an investment linked to the Index.

[] The Level of the Index Can Go Down As Well As Up.

For example, based on the retrospective simulation of the performance of the
Index, the Index would have provided a negative return in 2008. Please see
[]Simulated and Actual Index Performance" and []Simulated and Actual Return,
Risk and Allocation Data" above.

[]    The  Index's  Portfolio  of  Index  Components  Is Varied and Represents a
      Number  of  Different  Asset  Classes  in  a  Number of Different Sectors.
      Prospective  investors  should be experienced with respect to, and be able to  evaluate  and  understand  the  risks  of  (either  alone  or with the
      investor's   investment,  legal,  tax,  accounting  and  other  advisors), transactions  in  investments the value of which is derived from different asset classes and sectors.

[]    The  Index at Any Time May Be Composed of a Very Small Number of ETFs. The
      components of the Asset Portfolio are varied and will be selected from the
      Index Components according to the Index Methodology.

      Therefore,  at  any time, the Index may be composed of a very small number of  ETFs and investors in instruments linked to the Index could be exposed to  the  risks  associated  with  a  concentrated investment in that small number of ETFs.

[]    The Value of the Index and Any Instrument Linked to the Index May Increase
      or  Decrease  Due  to  a  Number  of Factors, Many of Which Are Beyond Our
      Control.  The  nature  and  weighting  of  the  Index  Components can vary significantly,  and no assurance can be given as to the Index's allocation to any Index Component at any time.

[]    While  the Index Has a Volatility Target of 5%, There Can Be No Guarantee,
      Even If the Allocation to the Asset Portfolio is Adjusted As Frequently As
      Is Permitted (i.e., Daily), That the Realized Volatility of the Index Will
      Not be Less Than or Greater Than 5%. In fact, the historical volatility of the  Index,  based on simulated returns, has generally been between 5% and
      6%.

[]    There  Can Be No Assurance That the Actual Volatility of the Index Will Be
      Lower Than the Volatility of Any or All of the Index Components.

[]    The  Volatility  Target Feature of the Index May Dampen its Performance in
      Bullish  Markets.  The Index is designed to achieve a Volatility Target of
      5%  regardless  of  the  direction  of  price  movements  in  the  market.
      Therefore,  in  bullish markets, if the Realized Volatility is higher than the  Target  Volatility,  the  adjustment  to  the Asset Portfolio through
      Monthly  Rebalancing  or  Daily Allocation might dampen the performance of the  Index.  The  selection  of  the  Index  Components,  as  well  as the
      Volatility Target feature, may cause the Index to underperform one or more of the Index Components.

[]    The  Future Performance of the Index May Bear Little or No Relation to the
      Historical  or  Hypothetical Retrospective Performance of the Index. Among
      other things, the trading prices of the Index Components and the dividends paid  on  the Index Components will impact the level and the volatility of the Index. It is impossible to predict whether the level of the Index will rise or fall.

[]    The  Index  Was  Established on March 12, 2012 and Therefore Has a Limited
      History. The performances of the Index and some of the component data have been  retrospectively  simulated  for  the  period from January 2, 2003 to
      March   11,   2012.   As  such,  performance  for  periods  prior  to  the
      establishment  of  the  Index has been retrospectively simulated by Morgan
      Stanley and Co.

      LLC  on  a  hypothetical  basis.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. The methodology  and  the  Index  used  for  the calculation and retrospective simulation of the Index has been

      developed  with the advantage of hindsight. In reality, it is not possible to  invest  with  the advantage of hindsight and therefore this historical performance  is  purely theoretical. In addition, certain ETFs included in the  Index  Components  existed for only a portion of the period for which
      Morgan  Stanley  and  Co.  LLC  has  calculated hypothetical retrospective values.  For  any  period  during  which data for one or more ETFs did not exist,  the  historical  simulation  is  based  on the value of each ETF's benchmark  index  less the relevant ETF's current expense ratio. Investors should  be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to March 12, 2012.
      Such  data  must  be considered illustrative only. The historical data may not  reflect  future  performance  and no assurance can be given as to the level of the Index at any time.

[]    As  the  Index  Is  New and Has Limited Actual Historical Performance, Any
      Investment  in the Index May Involve Greater Risk Than an Investment in an
      Index With Longer Actual Historical Performance and a Proven Track Record.

[]    The Index is Calculated on an Excess Return Basis.

      The  level of the Index is calculated as the excess of the weighted return of  the  Asset  Portfolio over an equivalent cash investment receiving the
      Federal  Funds  rate.  As  a  result,  the  level  of the Index reflects a deduction  of  the  Federal  Funds  rate  that  would apply to such a cash investment,  and  is less than the return on the weighted Asset Portfolio.
      Changes  in  the Federal Funds rate will affect the value of the Index. In particular,  an  increase in the Federal Funds rate will negatively affect the value of the Index.

[]    The  Index  Contains  Embedded  Costs.  As  described in more detail under
      []Index  Rules"  below,  the  Index contains an embedded servicing cost of
      0.50%  per  annum,  calculated  on a daily basis, and rebalancing costs of
      0.03%   per  rebalance.  The  rebalancing  costs  will  apply  to  Monthly
      Rebalancings  and  Daily  Allocations, but only to the non-cash portion of the  Asset  Portfolio that is actually rebalanced. Such costs are deducted when calculating the level of the Index and will thus reduce the return of the Index.

[]    An Investment in Instruments Linked to the Index Involves Risks Associated
      with  Emerging  Markets  Equities  and  Bonds, Currency Exchange Rates and
      Commodities.   ETFs  representing  foreign  equities  (including  emerging markets  equities)  can  constitute  up to 50% of the Index. The Index can
      also   consist  of  certain  ETFs  representing  emerging  markets  bonds.
      Therefore, an investment in instruments linked to the Index involves risks associated  with  the  securities  markets  in  those  foreign markets and emerging  markets  countries,  including  risks  of  volatility  in  those
      markets,     governmental    intervention    in    those    markets    and
      cross-shareholdings  in  companies  in  certain  countries.  The prices of securities  issued  in  foreign  markets  may  be  affected  by political, economic,  financial  and  social  factors  in  those countries, or global regions, including changes in government, economic and fiscal policies and currency  exchange  laws.  In  addition,  because  the  price  of  an  ETF representing  foreign  securities  is generally related to the U.S. dollar value  of  securities  underlying  the  index  tracked  by  such  ETF,  an investment  in  instruments linked to the Index involves currency exchange rate  risk with respect to each of the currencies in which such securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or  actions,  but  are  also influenced significantly from time to time by political  or  economic  developments,  and  by  macroeconomic factors and speculative actions related to the relevant region.

      In  addition,  potential  Index  components also include ETFs representing commodities  and  thus  investors  in  instruments linked to the Index are exposed  to  risks  associated with commodities. Investments linked to the prices  of  commodities are subject to sharp fluctuations in the prices of commodities  over  short  periods  of  time  for  a  variety  of  factors, including:  changes  in supply and demand relationships; weather; climatic events;  the  occurrence  of  natural disasters; wars; political and civil upheavals;  acts  of  terrorism;  trade,  fiscal,  monetary,  and exchange control  programs;  domestic and foreign political and economic events and policies;  disease;  pestilence;  technological  developments;  changes in
      interest   rates;  and  trading  activities  in  commodities  and  related contracts.  These  factors  may  affect  the  prices  of  commodities  and therefore  the  value of the Index and instruments linked to the Index, in varying and potentially inconsistent ways.

[]    Morgan  Stanley  and  Co. LLC, Which Is a Subsidiary of Morgan Stanley, Is
      Both the Calculation Agent

      and  the  Index  Sponsor.  Morgan  Stanley  and  Co. LLC retains the final discretion  as  to  the  manner  in  which  the  Index  is  calculated and constructed.  Morgan Stanley and Co. LLC may change the methodology of the
      Index or discontinue the publication of the Index without prior notice and such  changes  or discontinuance may affect the value of the Index. Morgan
      Stanley and Co.'s calculations and determinations in relation to the Index shall  be  binding  in  the  absence  of manifest error. In performing its duties  as the Calculation Agent and the Index Sponsor, Morgan Stanley and
      Co.  LLC  may have interests adverse to the interests of an investor in an instrument linked to the Index, which may affect the value of the Index.

[]    Adjustments  to  the Index Could Adversely Affect the Value of Instruments
      Linked  to the Index. Morgan Stanley and Co. LLC, as the Calculation Agent
      and  the  Index  Sponsor,  can  add,  delete  and/or  substitute the Index
      Components,  and can make other methodological changes required by certain events  relating  to  the  Index  Components.  Any  of these actions could adversely affect the value of instruments linked to the Index.

      Morgan  Stanley and Co. LLC may also discontinue or suspend calculation or publication  of  the  Index  at any time. Morgan Stanley and Co. LLC could have  an  economic  interest  that  is different than that of investors in instruments linked to the Index.

[]    Investing  in  Instruments  Linked  to  the  Index  is  not  Equivalent to
      Investing  in  the  Index. Investing in instruments linked to the Index is not  equivalent to investing in the Index or its component ETFs. Investors in  instruments  linked to the Index will not have voting rights or rights to  receive  dividends  or  other  distributions  or  any other right with respect to the component ETFs of the Index.

[]    Reliance  on  Information.  Unless  otherwise stated, all calculations are based  on  information  obtained  from various publicly-available sources.
      Morgan  Stanley has relied on these sources and not independently verified the information extracted from these sources.

      Morgan  Stanley  shall  not  be  liable in any way for any calculations it performs  in  reliance  on  such  information.  The  information  used  to undertake  the Monthly Rebalancing will be the most up-to-date information available.

[]    Research.  Morgan  Stanley  may  issue research reports on securities that are,  or  may  become,  constituents  of  an  Index  Component or an Index
      Component.  These  reports  are  entirely  independent  of the Calculation
      Agent's  obligations hereunder. Morgan Stanley will be under no obligation to  make  any adjustments to the Index or to reflect any change in outlook by Morgan Stanley Research.

[]    Conflicts  of Interest. Morgan Stanley and its affiliates may from time to time  engage  in transactions involving constituents of an Index Component or  one  of the Index Components for their proprietary accounts and/or for accounts  of  their  clients, may act as market-maker in such constituents and/or  be  providing underwriting, banking, advisory or other services to the  issuers  of  such  constituents.  Such  activities may not be for the benefit  of the holders of investments related to the Index and may have a positive  or  negative  effect  on  the value of the constituents or Index
      Components and consequently on the value of the Index. In addition, Morgan
      Stanley  and its affiliates may from time to time act in other capacities, such  as  the issuer of investments, advisor thereof, calculation agent or index sponsor.

      Morgan Stanley and its affiliates may also issue derivative instruments in respect  of  such  constituents  or  Index  Components and the use of such derivatives  may  affect  the  value  of  the  constituents  or  the Index
      Components  and  consequently  the  value  of  the  Index.  In its role in relation  to  investments  linked  to  the  Index,  Morgan  Stanley or its
      affiliates   may  enter  into  hedging  transactions  in  respect  of  the constituents  or  Index Components or related instruments which may or may not  affect  the  value  of  such  constituents  or  Index  Components. In addition,  the  unwinding of such hedging transactions may also affect the value  of  such constituents or Index Components, which may in turn affect the  value of the Index. Such activities may present conflicts of interest which may affect the level of the Index.

[]    The Index is the exclusive property of Morgan Stanley.

[]    Morgan  Stanley  ETF-MAP Index" is a Morgan Stanley proprietary index. Any use  of  this Index or its name must be with the written consent of Morgan
      Stanley.

Investments in securities linked to the Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, you should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to your particular circumstances. This index supplement contains market data from various sources other than Morgan Stanley and its affiliates, and, accordingly, neither Morgan Stanley nor any of its affiliates make any representation or warranty as to the market data's accuracy or completeness. All information is subject to change without notice. Morgan Stanley and its affiliates may make a market or deal as principal in securities referencing the Index or in options, futures or other derivatives based thereon. Any historical composite performance records included in this index supplement are hypothetical and it should be noted that the constituents have not traded together in the manner shown in the composite historical replication of the indices included in this index supplement. No representation is being made that the Index will achieve a composite performance record similar to that shown. In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record that the combination of those underlying elements subsequently achieved.

This material is not a product of Morgan Stanley Research Departments. Investments in securities referencing the Index may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Morgan Stanley and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. Morgan Stanley is a member of FINRA, NYSE, and SIPC. Clients should contact their salespersons at, and execute transactions through, a Morgan Stanley entity qualified in their home jurisdiction unless governing law permits otherwise.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. ("BTC"). The Index is not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of any securities linked to the Index or any member of the public regarding the advisability of investing in any securities linked to the Index. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of any securities linked to the Index.

"PowerShares®" is a registered trademark of Invesco PowerShares Capital Management LLC ("Invesco PowerShares"). The Index is not sponsored, endorsed, sold, or promoted by Invesco PowerShares or DB Commodity Services LLC ("DB Commodity Services"). Invesco PowerShares and DB Commodity Services make no representations or warranties to the owners of any securities linked to the Index or any member of the public regarding the advisability of investing in any securities linked to the Index. Invesco PowerShares and DB Commodity Services have no obligation or liability in connection with the operation, marketing, trading or sale of any securities linked to the Index.

Market Vectors℠ is a service mark Van Eck Associates Corporation ("Van Eck"). The Index is not sponsored, endorsed, sold, or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of any securities linked to the Index or any member of the public regarding the advisability of investing in any securities linked to the Index. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of any securities linked to the Index.

"S&P®", "S&P 500®" and "SPDR®" are trademarks of Standard & Poor's Financial Services LLC ("S&P"). The Index is not sponsored, endorsed, sold, or promoted by S&P or the SPDR® S&P MidCap 400® ETF Trust or the SPDR® Gold Trust (together, the "Trusts"). S&P and the Trusts make no representations or warranties to the owners of any securities linked to the Index or any member of the public regarding the advisability of investing in any securities linked to the Index. S&P and the Trusts have no obligation or liability in connection with the operation, marketing, trading or sale of any securities linked to the Index.

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Description of Index Methodology

   This section outlines the key steps in constructing the Index, including the timing and methodology of the Index calculation and adjustment. In general, the construction of the Asset Portfolio is based on the principles of modern portfolio theory and the efficient frontier. The fundamental premise of modern portfolio theory is that the weighting of assets in an investment portfolio should be based not only on the individual risk and return characteristics of each asset but also on each asset's relationship, in terms of correlation, volatility and return, to the other portfolio components. The efficient frontier represents a set of portfolios constructed using modern portfolio theory concepts, each of which has a different risk and return profile. An investor choosing a portfolio from the "efficient frontier" should, the theory says, be maximizing returns for the chosen level of risk.

    Monthly on the Rebalancing Selection Date (including the initial
Rebalancing Selection Date), the Index Methodology is applied to determine the
Asset Portfolio that had the maximum historical return with 5% annualized volatility during the prior 60-business day period. On the business day after the Rebalancing Selection Date (the "Rebalancing Date"), the weight of each
Index Component is adjusted from its prior level and the new Asset Portfolio is formed.

    Inputs to the Index Methodology include the historical returns and historical volatilities of each Index Component as well as the historical correlations between any two Index Components. All levels are calculated on an annualized basis over the preceding 60-business day calculation window, with more recent data emphasized for volatility and correlation calculations. The
Index Methodology also applies pre-defined limits for Index Component weightings and sector exposures.

 To calculate the Daily Allocation between the Asset Portfolio and cash, on each business day the Calculation Agent determines the realized volatility of the Asset Portfolio during the prior 30- and 90-day periods (the greater of which is the "Realized Volatility"). If the Realized Volatility exceeds 5.5%, the allocation to the Asset Portfolio will be decreased, with the objective of reducing Index volatility, and if the Realized Volatility is below 5%, the allocation to the Asset Portfolio may be increased. In each case, the Asset
Portfolio allocation will generally equal the Volatility Target divided by the
Realized Volatility, subject to a maximum of 100%. For example, if the Realized
Volatility is 7.5%, the allocation to the Asset

Portfolio will equal the 5% Volatility Target divided by the 7.5% Realized
Volatility, or 66.67% . Volatility is a market standard statistical measure of the magnitude and frequency of price changes of a financial asset over a period of time, used to express the riskiness of the asset. Note, however, that volatility does not identify the direction of the asset's price movement.

 Because the Realized Volatility metric used to determine exposure to the Asset
Portfolio is the greater of 30- and 90-day volatility, Realized Volatility will increase more quickly when daily volatility increases, and Index exposure to the Asset Portfolio will be correspondingly reduced. Conversely, Realized
Volatility will decrease more slowly when daily volatility decreases, resulting in a more gradual increase in allocations to the Asset Portfolio.

 The Daily Allocations will only seek to adjust the volatility of the Index and will not attempt to optimize the asset allocations within the Asset Portfolio.
Because the Index will not use leverage it may not be possible to achieve the
Volatility Target of 5% during periods of very low volatility.

Index Rules

"     The  maximum  asset  weightings  on  each Rebalancing Date for each market sector  and  for  each  Index  Component  within a given market sector are specified in the table below.

"     Asset  weightings  will not be rebalanced between Rebalancing Dates due to changes in market value of Index Components.

"     If between Rebalancing Dates the Realized Volatility exceeds 5.5% or falls below  5%,  the allocation to the Asset Portfolio may be adjusted pursuant to the Daily Allocation as described above.

"     The  allocation  to  the  Asset Portfolio will equal the Volatility Target divided  by  the  observed  historical volatility, subject to a maximum of
      100%.

"     The  sum  of  allocations  to the Asset Portfolio and cash will not exceed
      100%.  Because  the  Index will not use leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

"     The  Index Level is calculated on an excess return basis and is determined by  the weighted return of the Asset Portfolio reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

"     A  servicing  cost  of  0.50%  per annum, calculated on a daily basis, and rebalancing costs of 0.03% per rebalance are deducted when calculating the
      Index  Level. The rebalancing costs will apply to Monthly Rebalancings and
      Daily Allocations, but only to the non-cash portion of the Asset Portfolio that  is  actually  rebalanced.  Simulated  and  actual  rebalancing costs between  January  2,  2003  and March 31, 2015 have averaged approximately
      0.36% per annum and the total costs that would have been deducted from the
      Index,  comprising  the sum of servicing and rebalancing costs, would have averaged approximately 0.86% per annum during this period. These servicing and  rebalancing  costs  are  based on the simulated Index performance, as described  above,  and  were  calculated in the same manner as the current
      Index  Methodology.  The actual servicing and rebalancing costs applicable to  the Index in the future will vary and may be less than or greater than these simulated costs.

Index Components

The potential Index Components that can be included in the Index at any time and the maximum asset weightings on each Rebalancing Date for each market sector and for each Index Component within a given market sector are specified in the table below.

SECTOR AND MAXIMUM WEIGHT	ASSET CLASS	INDEX COMPONENTS	MAXIMUM ASSET WEIGHT
Cash 100%	Cash	Federal Funds Effective Rate	100%
Foreign Equity 50%	Developed Market Equities	iShares MSCI EAFE Index Fund	25%
	Emerging Market Equities	iShares MSCI Brazil Index Fund	20%
	Emerging Market Equities	iShares FTSE China 25 Index Fund	20%
	Emerging Market Equities	Market Vectors Russia ETF	20%
	Emerging Market Equities	WisdomTree India Earnings Fund	15%
	Emerging Market Equities	iShares MSCI South Korea Index Fund	15%
	Emerging Market Equities	iShares MSCI Taiwan Index Fund	15%
US Equity 30%	US Mid Cap	SPDR S&P MidCap 400 ETF Trust	30%
	US Small Cap	iShares Russell 2000 Index Fund	30%
	US Large Cap	iShares S&P 100 Index Fund	30%
Bonds 75%	Treasuries	iShares Barclays 20+ Year Treasury Bond Fund	50%
	High Yield Bonds	iShares iBOXX High Yield Corporate Bond Fund	50%
	Investment Grade Bonds	iShares iBOXX Investment Grade Corporate Bond Fund	50%
	Emerging Markets Bonds	iShares JP Morgan USD Emerging Markets Bond Fund	20%
Alternative Investments 50%	Gold	SPDR Gold Trust	30%
	Agriculture Related	Market Vectors Agribusiness ETF	15%
	Broad Commodities	PowerShares DB Commodity Index Tracking Fund	30%
	Real Estate	iShares Dow Jones U.S. Real Estate Index Fund	20%

© 2015 Morgan Stanley

Morgan Stanley

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